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                                                                    EXHIBIT 4.1

                              SUNBASE ASIA, INC.
                              ------------------

                            1995 STOCK OPTION PLAN
                            ----------------------


    1.    ESTABLISHMENT, PURPOSE AND DEFINITIONS.
          ---------------------------------------

          (a) The 1995 Stock Option Plan (the "1995 Option Plan") of Sunbase Asia, Inc., a Nevada corporation (the "Company"), is hereby adopted. The 1995 Option Plan shall provide for the issuance of incentive stock options ("ISOs") and nonqualified stock options ("NSOs").

          (b) The purpose of this 1995 Option Plan is to promote the long-term success of the Company by attracting, motivating and retaining key executives, consultants and directors (the "Participants") through the use of competitive long-term incentives which are tied to stockholder value. The 1995 Option Plan seeks to balance Participants' and stockholder interests by providing incentives to the Participants in the form of stock options which offer rewards for achieving the long-term strategic and financial objectives of the Company.

          (c) The 1995 Option Plan is intended to provide a means whereby Participants may be given an opportunity to purchase shares of Stock of the Company pursuant to (i) options which may qualify as ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or
(ii) NSOs which may not so qualify.

          (d) The term "Affiliates" as used in this 1995 Option Plan means parent or subsidiary corporations, as defined in Section 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the 1995 Option Plan.

    2.     ADMINISTRATION OF THE PLAN.
           ---------------------------

          (a) The 1995 Option Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Company from time to time (the "Board").

          (b) The Committee shall consist entirely of directors qualifying as "disinterested persons" as such term is defined in Rule 16b-3 promulgated by the Securities and Exchange Commission (the "Committee"). The Committee shall consist of at least two Disinterested Directors. Members of the Committee shall serve at the pleasure of the Board. None of the members of the Committee shall receive, while serving on the Committee, a grant or award of equity securities under (i) the 1995 Option Plan or (ii) any other plan of the Company or its Affiliates under which the participants are entitled to acquire Stock (including restricted Stock), stock options, stock bonuses, related rights or stock appreciation rights of the Company or any of its Affiliates, other than pursuant to transactions in any such other plan which do not disqualify a director from being a disinterested person under Rule 16b-3.
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          (c)    The Committee may from time to time determine which employees of the Company or its Affiliates or other individuals or entities (each an "option holder") shall be granted options under the 1995 Option Plan, the terms thereof (including without limitation determining whether the option is an incentive stock option and the times at which the options shall become exercisable), and the number of shares of Stock for which an option or options may be granted.

          (d) If rights of the Company to repurchase Stock are imposed, the Board or the Committee may, in its sole discretion, accelerate, in whole or in part, the time for lapsing of any rights of the Company to repurchase shares of such Stock or forfeiture restrictions.

          (e) If rights of the Company to repurchase Stock are imposed, the certificates evidencing such shares of Stock awarded hereunder, although issued in the name of the option holder concerned, shall be held by the Company or a third party designated by the Committee in escrow subject to delivery to the option holder or to the Company at such times and in such amounts as shall be directed by the Board under the terms of this 1995 Option Plan. Share certificates representing Stock which is subject to repurchase rights shall have imprinted or typed thereon a legend or legends summarizing or referring to the repurchase rights.

          (f) The Board or the Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations, consistent with the provisions of the 1995 Option Plan, as, in its opinion, may be advisable in the administration of the 1995 Option Plan, to construe and interpret the 1995 Option Plan, the rules and regulations, and the instruments evidencing options granted under the 1995 Option Plan and to make all other determinations deemed necessary or advisable for the administration of the 1995 Option Plan. All decisions, determinations and interpretations of the Committee shall be binding on all option holders under the 1995 Option Plan.

    3.     STOCK SUBJECT TO THE PLAN.
           --------------------------

          (a) "Stock" shall mean Common Stock of the Company or such stock as may be changed as contemplated by Section 3(c) below. Stock shall include shares drawn from either the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including without limitation shares repurchased by the Company in the open market.

          (b) Options may be granted under the 1995 Option Plan from time to time to eligible persons to purchase an aggregate of up to 2.5 million shares of Stock. Stock options awarded pursuant to the 1995 Option Plan which are forfeited, terminated, surrendered or cancelled for any reason prior to exercise shall again become available for grants under the 1995 Option Plan (including any option cancelled in accordance with the cancellation regrant provisions of
Section 6(f) herein).

          (c) If there shall be any change in the Stock subject to the 1995 Option Plan, including Stock subject to any option granted hereunder, through merger, consolidation,

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recapitalization, reorganization, reincorporation, stock split, reverse stock split, stock dividend, combination or reclassification of the Company's Stock or other similar events, an appropriate adjustment shall be made by the Committee in the number of shares and/or the option price with respect to any unexercised shares of Stock. Consistent with the foregoing, in the event that the outstanding Stock is changed into another class or series of capital stock of the Company, outstanding options to purchase Stock granted under the 1995 Option Plan shall become options to purchase such other class or series and the provisions of this Section 3(c) shall apply to such new class or series.

          (d) The Company may grant options under the 1995 Option Plan in substitution for options held by employees of another company who become employees of the Company as a result of merger or consolidation. The Company may direct that substitute options be granted on such terms and conditions as deemed appropriate by the Board or the Committee.

          (e) The aggregate number of shares of Stock approved by the 1995 Option Plan may not be exceeded without amending the 1995 Option Plan and obtaining stockholder approval within twelve months of such amendment.

    4.     ELIGIBILITY.
           ------------

           Persons who shall be eligible to receive stock options granted under the 1995 Option Plan shall be those individuals and entities as the Committee in its discretion determines should be awarded such incentives given the best interests of the Company; provided, however, that (i) ISOs may only be granted to employees of the Company and its Affiliates and (ii) any person holding capital stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company or any Affiliate shall not be eligible to receive ISOs unless the exercise price per share of Stock is at least 110% of the fair market value of the Stock on the date the option is granted.

    5.     EXERCISE PRICE FOR OPTIONS GRANTED UNDER THE PLAN.
           --------------------------------------------------

          (a) All ISOs will have option exercise prices per option share not less than the fair market value of a share of the Stock on the date the option is granted, except that in the case of ISOs granted to any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate the price shall be not less than 110% of such fair market value. The price of ISOs or NSOs granted under the 1995 Option Plan shall be subject to adjustment to the extent provided in Section 3(c) above.

          (b) The fair market value on the date of grant shall be determined based upon the closing price on an exchange on that day or, if the Stock is not listed on an exchange, on the average of the closing bid and asked prices in the Over the Counter Market on that day.

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    6.     TERMS AND CONDITIONS OF OPTIONS.
           -------------------------------

          (a) Each option granted pursuant to the 1995 Option Plan shall be evidenced by a written stock option agreement (the "Option Agreement") executed by the Company and the person to whom such option is granted. The Option Agreement shall designate whether the option is an ISO or an NSO.

          (b) The term of each ISO and NSO shall be no more than 10 years, except that the term of each ISO issued to any person possessing more than 10% of the voting power of all classes of stock of the Company or any Affiliate shall be no more than 5 years. Subsequently issued options, if Stock becomes available because of further allocations or the lapse of previously outstanding options, will extend for terms determined by the Board or the Committee but in no event shall an ISO be exercised after the expiration of 10 years from the date of its grant.

          (c) In the case of ISOs, the aggregate fair market value (determined as of the time such option is granted) of the Stock to which ISOs are exercisable for the first time by such individual during any calendar year (under this 1995 Option Plan and any other plans of the Company or its Affiliates if any) shall not exceed the amount specified in Section 422(d) of the Internal Revenue Code, or any successor provision in effect at the time an ISO becomes exercisable.

          (d) The Option Agreement may contain such other terms, provisions and conditions regarding vesting, repurchase or other provisions as may be determined by the Committee. To the extent such terms, provisions and conditions are inconsistent with this 1995 Option Plan, the specific provisions of the Option Agreement shall prevail. If an option, or any part thereof, is intended to qualify as an ISO, the Option Agreement shall contain those terms and conditions which the Committee determine are necessary to so qualify under
Section 422 of the Internal Revenue Code.

          (e) The Committee shall have full power and authority to extend the period of time for which any option granted under the 1995 Option Plan is to remain exercisable following the option holder's cessation of service as an employee, director or consultant, including without limitation cessation as a result of death or disability; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

          (f) The Committee shall have full power and authority to effect at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the 1995 Option Plan and to grant in substitution new options under the 1995 Option Plan covering the same or different numbers of shares of Stock with the same or different exercise prices.

          (g) As a condition to option grants under the 1995 Option Plan, the option holder agrees to grant the Company the repurchase rights as Company may at its option require and as may be set forth in a separate repurchase agreement.

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          (h)    Any option granted under the 1995 Option Plan may be subject to a vesting schedule as provided in the Option Agreement and, except as provided in this Section 6 herein, only the vested portion of such option may be exercised at any time during the Option Period. All rights to exercise any option shall lapse and be of no further effect whatsoever immediately if the option holder's service as an employee is terminated for "Cause" (as hereinafter defined) or if the option holder voluntarily terminates the option holder's service as an employee. The unvested portion of the option will lapse and be of no further effect immediately upon any termination of employment of the option holder for any reason. In the remaining cases where the option holder's service as an employee is terminated by the employee voluntarily or due to death, permanent disability, or is terminated by the Company (or its affiliates) without Cause at any time, the vested portion of the option will extend for a period of three (3) months following the termination of employment and shall lapse and be of no further force or effect whatsoever only if it is not exercised before the end of such three (3) month period. "Cause" shall be defined in an Employment Agreement between Company and option holder and if none there shall be "Cause" for termination if (i) the option holder is convicted of a felony, (ii) the option holder engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) the option holder fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) the option holder misappropriates trade secrets, customer lists or other proprietary information belonging to the Company for the option holder's own benefit or for the benefit of a competitor, (v) the option holder engages in any willful misconduct designed to harm the Company or its stockholders, or (vi) the option holder fails to perform properly assigned duties.

          (i) No fractional shares of Stock shall be issued under the 1995 Option Plan, whether by initial grants or any adjustments to the 1995 Option Plan.

    7.    USE OF PROCEEDS.
          ----------------

           Cash proceeds realized from the sale of Stock under the 1995 Option Plan shall constitute general funds of the Company.

    8.    AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.
          -------------------------------------------------

          (a) The Board may at any time suspend or terminate the 1995 Option Plan, and may amend it from time to time in such respects as the Board may deem advisable provided that (i) such amendment, suspension or termination complies with all applicable state and federal requirements and requirements of any stock exchange on which the Stock is then listed, including any applicable requirement that the 1995 Option Plan or an amendment to the 1995 Option Plan be approved by the stockholders, and (ii) the Board shall not amend the 1995 Option Plan to increase the maximum number of shares of Stock subject to ISOs under the 1995 Option Plan or to change the description or class of persons eligible to receive ISOs under the 1995 Option Plan without the consent of the stockholders of the Company sufficient to approve the 1995 Option Plan in the first instance. The 1995 Option Plan shall terminate

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on the earlier of (i) January 2, 2006 or (ii) the date on which no additional shares of Stock are available for issuance under the 1995 Option Plan.

          (b) No option may be granted during any suspension or after the termination of the 1995 Option Plan, and no amendment, suspension or termination of the 1995 Option Plan shall, without the option holder's consent, alter or impair any rights or obligations under any option granted under the 1995 Option Plan.

          (c) The Committee, with the consent of affected option holders, shall have the authority to cancel any or all outstanding options under the 1995 Option Plan and grant new options having an exercise price which may be higher or lower than the exercise price of cancelled options.

          (d) Nothing contained herein shall be construed to permit a termination, modification or amendment adversely affecting the rights of any option holder under an existing option theretofore granted without the consent of the option holder.

    9.    ASSIGNABILITY OF OPTIONS AND RIGHTS.
          ------------------------------------

          Each option granted pursuant to this 1995 Option Plan shall, during the option holder's lifetime, be exercisable only by the option holder, and neither the option nor any right to purchase Stock shall be transferred, assigned or pledged by the option holder, by operation of law or otherwise, other than by will upon a beneficiary designation executed by the option holder and delivered to the Company or the laws of descent and distribution.

    10.   PAYMENT UPON EXERCISE.
          ----------------------

          Payment of the purchase price upon exercise of any option or right to purchase Stock granted under this 1995 Option Plan shall be made by giving the Company written notice of such exercise, specifying the number of such shares of Stock as to which the option is exercised. Such notice shall be accompanied by payment of an amount equal to the Option Price of such shares of Stock. Such payment may be (i) cash, (ii) by check drawn against sufficient funds, (iii) by delivery to the Company of the option holder's promissory note, (iv) such other consideration as the Committee, in its sole discretion, determines and is consistent with the 1995 Option Plan's purpose and applicable law, or (v) any combination of the foregoing. Any Stock used to exercise options to purchase Stock (including Stock withheld upon the exercise of an option to pay the purchase price of the shares of Stock as to which the option is exercised) shall be valued in accordance with procedures established by the Committee. Any promissory note used to exercise options to purchase Stock shall be a full recourse, interest-bearing obligation secured by Stock in the Company being purchased and containing such terms as the Committee shall determine. If a promissory note is used to exercise options the option holder agrees to execute such further documents as the Company may deem necessary or appropriate in connection with issuing the promissory note, perfecting a security interest in the stock purchased with the promissory note and any related terms the Company may propose. Such further documents may include, without limitation, a security

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agreement and an assignment separate from certificate.  If accepted by the
Committee in its discretion, such consideration also may be paid through a broker-dealer sale and remittance procedure pursuant to which the option holder
(I) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased Stock and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased Stock plus all applicable Federal and State income and employment taxes required to be withheld by the Company in connection with such purchase and (II) shall provide written directives to the Company to deliver the certificates for the purchased Stock directly to such brokerage firm in order to complete the sale transaction.

    11.   WITHHOLDING TAXES.
          ------------------

          (a) Shares of Stock issued hereunder shall be delivered to an option holder only upon payment by such person to the Company of the amount of any withholding tax required by applicable federal, state, local or foreign law. The Company shall not be required to issue any Stock to an option holder until such obligations are satisfied.

          (b) The Committee may, under such terms and conditions as it deems appropriate, authorize an option holder to satisfy withholding tax obligations under this Section 11 by surrendering a portion of any Stock previously issued to the option holder or by electing to have the Company withhold shares of Stock from the Stock to be issued to the option holder, in each case having a fair market value equal to the amount of the withholding tax required to be withheld.

    12.   RATIFICATION.
          -------------

          This 1995 Option Plan and all options issued under this 1995 Option Plan shall be void unless this 1995 Option Plan is or was approved or ratified by (i) the Board; and (ii) a majority of the votes cast at a stockholder meeting at which a quorum representing at least a majority of the outstanding shares of Stock is (either in person or by proxy) present and voting on the 1995 Option Plan within twelve months of the date this 1995 Option Plan is adopted by the Board. No ISOs shall be exercisable prior to the date such stockholder approval is obtaine d.

    13.   CORPORATE TRANSACTIONS.
          -----------------------

          (a) For the purpose of this Section 13, a "Corporate Transaction" shall include any of the following stockholder-approved transactions to which the Company is a party:

               (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

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               (ii)    the sale, transfer or other disposition of all or
substantially all of the assets of the Company in liquidation or dissolution of the Company; or

               (iii) any reverse merger in which the Company is the surviving entity but in which beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger.

          (b) Upon the occurrence of a Corporate Transaction, if the surviving corporation or the purchaser, as the case may be, does not assume the obligations of the Company under the 1995 Option Plan, then irrespective of the vesting provisions contained in individual option agreements, all outstanding options shall become immediately exercisable in full and each option holder will be afforded an opportunity to exercise their options prior to the consummation of the merger or sale transaction so that they can participate on a pro rata basis in the transaction based upon the number of shares of Stock purchased by them on exercise of options if they so desire. To the extent that the 1995 Option Plan is unaffected and assumed by the successor corporation or its parent company a Corporate Transaction will have no effect on outstanding options and the options shall continue in effect according to their terms.

          (c) Each outstanding option under this 1995 Option Plan which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder in connection with the consummation of such Corporate Transaction had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under this 1995 Option Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

          (d) The grant of options under this 1995 Option Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    14.   LOANS OR GUARANTEE OF LOANS.
          ----------------------------

          (a) The Committee may, in its discretion, assist any option holder in the exercise of options granted under this 1995 Option Plan, including the satisfaction of any Federal and State income and employment tax obligations arising therefrom by (i) authorizing the extension of a loan from the Company to such option holder, (ii) permitting the option holder to pay the exercise price for the Stock in installments over a period of years or (iii) authorizing a guarantee by the Company of a third party loan to the option holder. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) will be upon such terms as the Committee specifies in the applicable

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option or issuance agreement or otherwise deems appropriate under the circumstances. Loans, installment payments and guarantees may be granted with or without security or collateral (other than to option holders who are not employees, in which event the loan must be adequately secured by collateral other than the purchased Stock). However, the maximum credit available to the option holder may not exceed the exercise or purchase price of the acquired shares of Stock plus any Federal and State income and employment tax liability incurred by the option holder in connection with the acquisition of such shares of Stock.

          (b) The Committee may, in its absolute discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness by the Company in whole or in part upon such terms and conditions as the Committee may deem appropriate.

    15.   REGULATORY APPROVALS.
          ---------------------

     The obligation of the Company with respect to Stock issued under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies or stock exchanges as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Stock under the Plan until such time as any legal requirements or regulations have been met relating to the issuance of Stock, to their registration or qualification under the Securities Exchange Act of 1934, if applicable, or any applicable state securities laws, or to their listing on any stock exchange at which time such listing may be applicable.

    16.   NO EMPLOYMENT/SERVICE RIGHTS.
          -----------------------------

     Neither the action of the Company in establishing this 1995 Option Plan, nor any action taken by the Board or the Committee hereunder, nor any provision of this 1995 Option Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Company (or any parent, subsidiary or affiliated corporation) for any period of specific duration, and the Company (or any parent, subsidiary or affiliated corporation retaining the services of such individual) may terminate or change the terms of such individual's employment or service at any time and for any reason, with or without cause.

    17.   MISCELLANEOUS PROVISIONS.
          -------------------------

          (a) The provisions of this 1995 Option Plan shall be governed by the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State, without regard to its rules concerning conflicts of law.

          (b) The provisions of this 1995 Option Plan shall inure to the benefit of, and be binding upon, the Company and its successors or assigns, whether by Corporate Transaction or otherwise, and the option holders, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

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

          (c) The option holders shall have no divided rights, voting rights or any other rights as a stockholder with respect to any options under the 1995 Option Plan prior to the issuance of a stock certificate for such Stock.

          (d) If there is a conflict between the terms of any employment agreement pursuant to which options under this Plan are to be granted and the provisions of this Plan, the terms of the employment agreement shall prevail.

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